Exhibit 10.2

Execution Version

ATARA BIOTHERAPEUTICS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

ANHCO “COKEY” THIEU NGUYEN

This Executive Employment Agreement (this “Agreement”), is made and entered into as of August 12, 2024 (the “Effective Date”), by and between AnhCo “Cokey” Thieu Nguyen (“Employee”) and Atara Biotherapeutics, Inc. (the “Company”). This Agreement will terminate, supersede and replace in full the prior Executive Employment Agreement entered into by and between Employee and the Company, dated March 24, 2021 (as amended on March 1, 2023) (the “Prior Agreement”).

1.
Employment by the Company.
1.1
Position. Commencing on the Start Date (as defined below), Employee shall serve as the Company’s President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and all of Employee’s business time and attention to the business of the Company, except as permitted in Section 7 of this Agreement and excluding approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Employee further agrees not to usurp, for Employee’s own personal benefit or gain, any opportunities in the Company’s line of business. Employee shall be expected to work on a full-time basis and travel as part of his position. Employee’s anticipated start date as President and Chief Executive Officer will be September 9, 2024 (the “Start Date”).
1.2
Duties and Location. Employee shall perform such duties as are customarily associated with the position of President and Chief Executive Officer, and such other duties as are assigned to Employee by the Board. Employee’s primary office location shall be the Company’s Thousand Oaks, California office. Subject to the terms of this Agreement and applicable law, the Company reserves the right to (i) reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location from time to time and to require reasonable business travel, and (ii) modify Employee’s job title, reporting line and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.
1.3
Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including the Employee Handbook, as well as by all other rules and policies applicable to the Company’s professional employees, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

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1.4
At-Will Employment. Employee’s employment relationship with the Company is at-will. Either the Company or Employee shall have the right to terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. Should a Company policy exist now or in the future which contradicts this at-will provision, this at-will provision controls the relationship between Employee and the Company. The at-will nature of Employee’s employment may only be changed in an express written agreement signed by Employee and a duly authorized officer of the Company. Nothing in this Agreement is intended to modify the at-will employment relationship between the Company and Employee.
2.
Compensation.
2.1
Base Salary. Beginning on the Start Date, for services to be rendered hereunder, Employee shall be paid a base annual salary at the rate of $650,000 (the “Base Salary”), less all required and applicable standard payroll deductions and withholdings for federal and state taxes and for any authorized voluntary deductions and payable in accordance with the Company’s regular payroll schedule.
2.2
Annual Discretionary Bonus. Beginning in the 2025 calendar year, Employee will be eligible for an annual discretionary target bonus (the “Annual Bonus”) of sixty-percent (60%) of Employee’s then current Base Salary (the “Target Bonus Amount”). Whether Employee receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Board (or the Compensation Committee thereof), based upon the Company’s and Employee’s achievement of objectives and milestones to be determined on an annual basis by the Board (or Compensation Committee thereof). No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, Employee must remain an employee in good standing of the Company on the date the Annual Bonus is paid in order to be eligible for and earn any Annual Bonus. For the 2024 calendar year, Employee’s eligibility for the Annual Bonus, and the amount thereof, will be prorated based on Employee’s Start Date. Specifically, from January 1, 2024 through the Start Date, Employee’s Target Bonus Amount will be forty-five percent (45%) of his prior base salary of $550,000, and from the Start Date through December 31, 2024, Employee’s Target Bonus Amount will be sixty-percent (60%) of his current base salary of $650,000.
3.
Standard Company Benefits. Employee shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, continue to be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time. Employee shall also be entitled to paid sick leave, paid time off, and holidays as outlined in the Company’s employment policies and as otherwise required by applicable law. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies, as well as the Company’s policies and may be changed by the Company in its discretion.
4.
Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, in accordance with applicable law and the Company’s expense reimbursement policy as in effect from time to time.

5.
Equity.
5.1
Current Equity Holdings. Any stock, stock options, or restricted stock units that Employee has already been granted by the Company or acquired shall continue to be governed in all respects by the terms of the underlying equity documents, including, as applicable, the applicable grant agreements, option agreements, grant notices, and plan documents (together, the “Prior Equity Documents”).
5.2
Restricted Stock Units. The Company will recommend to its Compensation Committee of the Board that Employee be granted restricted stock units (“RSUs”) with respect to 45,000 shares of the Company’s common stock. Grant of the RSUs is subject to the approval of the Compensation Committee. If granted, the RSUs shall vest as to 1/12th of the total number of shares subject to the RSUs on the grant date (rounded down to the next whole number of shares) on the second Quarterly Vesting Date (as defined below) following the Start Date, and as to 1/12th of the total number of shares (rounded down to the next whole number of shares) on each of the next seven Quarterly Vesting Dates, except that the amount vesting on the final Quarterly Vesting date shall be such that all of the shares subject to the RSUs on the grant date shall be vested on the last Quarterly Vesting Date, subject to Employee’s continuous service with the Company on the applicable Quarterly Vesting Date. “Quarterly Vesting Date” means March 1, May 15, August 15, and November 15 of each year; provided that if such date falls on a weekend or holiday, the Quarterly Vesting Date shall be the first business day after such date. The RSUs will be governed by and subject to the terms and conditions set forth in the Company’s 2024 Equity Incentive Plan and the applicable grant documents.
6.
Proprietary Information Obligations.
6.1
Proprietary Information Agreement. Employee agrees and acknowledges that he executed (as of August 5, 2024), and will continue to abide by, the Company’s Proprietary Information and Inventions Agreement (the “Proprietary Agreement”), which agreement shall remain in full force and effect in accordance with its terms.
6.2
Third-Party Agreements and Information. Employee represents and warrants that Employee’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee’s duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information that is generally known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company. In addition, Employee represents that Employee has disclosed to the Company in writing any agreement Employee may have with any third party (e.g., a former employer) which may limit Employee’s ability to perform Employee’s duties to the Company, or which could present a conflict of interest with the Company, including but not limited to disclosure (and a copy) of any contractual restrictions on solicitations or competitive activities.
7.
Outside Activities and Non-Competition During Employment.
7.1
Outside Activities. Throughout Employee’s employment with the Company, Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Employee’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and in the Proprietary Agreement, and only with prior written disclosure to and written consent of the Board, Employee may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Employee’s duties to the Company or its affiliates.
7.2
Non-Competition During Employment. Throughout Employee’s employment with the Company, Employee will not, without prior written disclosure to and written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. In addition, Employee will be subject to certain restrictions (including restrictions continuing after Employee’s employment ends) outlined in the terms of the Proprietary Agreement.
8.
Termination of Employment; Severance and Change in Control Benefits.
8.1
Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control. In the event Employee’s employment with the Company is terminated by the Company without Cause (as defined below), and other than as a result of Employee’s death or disability, or Employee resigns for Good Reason, in either case, at any time except during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Employee satisfies the Release Requirement in Section 9 below, and remains in compliance with the terms of this Agreement and the Proprietary Agreement, the Company shall provide Employee with the following “Severance Benefits”:
8.1.1
Severance Payments. Severance pay in the form of continuation of Employee’s final monthly base salary for a period of twelve (12) months following termination, subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings (the “Severance Payments”). Subject to Section 10 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Employee’s Separation from Service date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Employee’s final base salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Employee’s right to resign for Good Reason.
8.1.2
Health Care Continuation Coverage Payments.
(i)
COBRA Premiums. If Employee timely elects continued coverage under COBRA, the Company will pay Employee’s COBRA premiums to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the Separation from Service date and ending twelve (12) months after the Separation from Service date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Employee becomes eligible for group health insurance coverage through a new employer or Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company, in writing, of such event.
(ii)
Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if (a) as of the date of Employee’s termination of employment Employee is not a participant in a Company group health plan under which Employee would otherwise be entitled to continued coverage under COBRA or (b) the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Employee or Employee’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Employee, on the first day of each calendar month following the Separation from Service date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Employee’s eligible dependents), subject to applicable federal and state tax withholdings and required or voluntarily authorized deductions (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Employee may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums or toward premium costs under an individual health plan.
8.2
Termination Without Cause or Resignation for Good Reason During Change in Control Period. In the event Employee’s employment with the Company is terminated by the Company without Cause (and other than as a result of Employee’s death or disability) at any time during the Change in Control Period, or Employee resigns for Good Reason at any time during the Change in Control Period, in lieu of (and not additional to) the Severance Benefits described in Section 8.1, and provided that Employee satisfies the Release Requirement in Section 9 below and remains in compliance with the terms of this Agreement and the Proprietary Agreement, the Company shall instead provide Employee with the following “CIC Severance Benefits”. For the avoidance of doubt: (i) in no event will Employee be entitled to severance benefits under Section 8.1 and this Section 8.2, and (ii) if the Company has commenced providing

Severance Benefits to Employee under Section 8.1 prior to the date that Employee becomes eligible to receive CIC Severance Benefits under this Section 8.2, the Severance Benefits previously provided to Employee under Section 8.1 of this Agreement shall reduce the CIC Severance Benefits provided under this Section 8.2:
8.2.1
CIC Severance Payment. Severance pay in the form of a lump sum payment in an amount equal to twelve (12) months of Employee’s final monthly base salary, payable within sixty (60) days following the Separation from Service date and subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings; provided, however, in the event the Change in Control is not a “change in control event” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the severance payable under this Section 8.2.1 is considered nonqualified deferred compensation within the meaning of Section 409A of the Code, then the severance payable under this Section 8.2.1 shall be paid in installments in accordance with Section 8.1.1 to the extent required to comply with Section 409A of the Code. For such purposes, Employee’s final base salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Employee’s right to resign for Good Reason.
8.2.2
CIC Health Care Continuation Coverage Payments.
(i)
COBRA Premiums. If Employee timely elects continued coverage under COBRA, the Company will pay Employee’s COBRA premiums to continue Employee’s coverage (including coverage for Employee’s eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period starting on the Separation from Service date and ending twelve (12) months after the Separation from Service date (the “CIC COBRA Premium Period”); provided, however, that the Company’s provision of such CIC COBRA Premium benefits will immediately cease if during the CIC COBRA Premium Period, Employee becomes eligible for group health insurance coverage through a new employer or Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Premium Period, Employee must immediately notify the Company, in writing, of such event.
(ii)
Special Cash Payments in Lieu of CIC COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Employee or Employee’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Employee, on the first day of each calendar month following the Separation from Service date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Employee’s eligible dependents), subject to applicable federal and state tax withholdings (such amount, the “Special CIC Cash Payment”), for the remainder of the CIC COBRA Premium Period. Employee may, but is not obligated to, use such Special CIC Cash Payments toward the cost of COBRA premiums.

8.2.3
Bonus. Employee shall also receive an amount equal to the Target Bonus Amount, payable in a lump sum within sixty (60) days following the termination date and subject to required and voluntarily authorized payroll deductions and federal and state tax withholdings; provided, however that, if the period for satisfaction of the Release Requirement (as defined below) begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. For purposes of calculating the Target Bonus Amount for purposes of the payment pursuant to this Section 8.2.3, Executive’s final base salary will be calculated prior to giving effect to any reduction in base salary that would give rise to Executive’s right to resign for Good Reason.
8.2.4
Equity Acceleration. Notwithstanding anything to the contrary set forth in the Company’s 2014 Equity Incentive Plan, 2018 Inducement Plan or 2024 Equity Incentive Plan, any other equity incentive plans or any award agreement, effective as of Employee’s employment Separation from Service date that occurs during the Change in Control Period, the vesting and exercisability of all unvested time-based vesting equity awards then held by Employee shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Employee upon such Separation from Service and shall remain exercisable, if applicable, following Employee’s Separation from Service as set forth in the applicable equity award documents and, if applicable, distributable within sixty (60) days following Employee’s Separation from Service (or such other date as required to comply with Section 409A of the Code; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable equity award document; provided, further, that any awards that are unvested as of the date of Separation from Service but would vest upon the satisfaction of the Release Requirement, shall remain outstanding and shall not be exercisable or distributable until the satisfaction of the Release Requirement in accordance with Section 9 of this Agreement.
8.3
Termination for Cause; Resignation Without Good Reason; Death or Disability. Employee will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and CIC Severance Benefits listed in Sections 8.1 and 8.2 above, if the Company terminates Employee’s employment for Cause, Employee resigns Employee’s employment without Good Reason, or Employee’s employment terminates due to Employee’s death or disability.
9.
Conditions to Receipt of Severance Benefits and CIC Severance Benefits. To be eligible for any of the Severance Benefits or CIC Severance Benefits pursuant to Sections 8.1 and 8.2 above, Employee must satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a separation agreement acceptable to the Company (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Employee’s Separation from Service date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). No Severance Benefits or CIC Severance Benefits will be paid hereunder prior to the Release Effective Date. Accordingly, if Employee breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Employee’s right, if any, under applicable law to revoke the

Release (or any portion thereof), then Employee will not be entitled to any severance, payment or benefit under this Agreement.
10.
Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether Severance Payments, CIC Severance Payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Company determines that any Severance Benefits or CIC Severance Benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for Employee to execute (and not revoke) the applicable Release spans two calendar years, payment of the applicable Severance Benefit or CIC Severance Benefits shall not commence until the beginning of the second calendar year. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

11.
Section 280G; Limitations on Payment.
11.1
If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
11.2
Notwithstanding any provision of Section 11.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
11.3
Unless Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.
11.4
If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11.1, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
12.
Definitions.
12.1
Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) the Employee’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of the Employee’s position, (ii) the Employee’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company or any of its subsidiaries, (iii) the Employee’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of the Employee at the direct or indirect expense of the Company or any of its subsidiaries, (iv) the Employee’s conviction of, or plea of guilty or nolo contendere to a felony, (v) a material violation of any restrictive covenant with respect to non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) by which the Employee is bound under any agreement between the Employee and the Company and its subsidiaries, or (vi) a material and willful violation of the Company’s written policies or of the Employee’s statutory or common law duty of loyalty to the Company or its affiliates that in either case is materially injurious to the Company, monetarily or otherwise. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by the Covered Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board. An event described in clauses (i), (ii), (iii), (v) or (vi) of this definition herein shall not be treated as “Cause” until after the Employee has been given written notice of such event, failure, conduct or breach and the Employee fails to cure such event, failure, conduct or breach within 30 calendar days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is determined by the Company to be incapable of being cured.
12.2
Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning described in the Company’s 2024 Equity Incentive Plan.
12.3
Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.
12.4
Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s prior written consent, any one or more of the following: (i) the Company reduces the amount of the Employee’s base salary or cash bonus opportunity (it being understood that the Company shall have discretion to set the Company’s and the Employee’s personal performance targets to which the cash bonus will be tied), (ii) the Company adversely changes the Employee’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces the Employee’s position, authority, duties, responsibilities or, after a Change in Control, the Employee’s status, in a manner that is materially inconsistent with the positions, authority, duties, responsibilities or, after a Change in Control, status, which the Employee then holds, (iii) any successor to the Company, as described in Section 14.7, does not expressly assume any material obligation of the Company or any of its subsidiaries to the Employee under this Agreement or any other agreement or plan pursuant to which the Employee receives benefits or rights, or (iv) the Company changes the Employee’s place of work to a location more than fifty (50) miles from the Employee’s present place of work, provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Employee provides written notice to the Company of the existence of such condition not later than 60 days after the Employee knows or reasonably should know of the existence of such condition, (B) the Company shall have failed to remedy such condition within 30 days after receipt of such notice and (C) the Employee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof.
13.
Dispute Resolution/Agreement to Arbitrate Claims. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1, et seq. and to the fullest extent permitted by law, by final, binding and confidential arbitration. Except as provided below, the Company and Employee agree that confidential arbitration is the exclusive, final and biding method for resolving all such claims.
13.1
Claims Covered By this Agreement. Disputes that are subject to arbitration under this Agreement include, but are not limited to, claims for wages or other compensation due, including claims for overtime; meal or rest break claims; claims for breach of any contract or covenant (express or implied); tort claims, including, but not limited to claims for defamation, intentional infliction of emotional distress, invasion of privacy, and all negligence-based claims; personal injury claims; claims for discrimination, harassment and/or retaliation in employment including, but no limited to claims under the California Fair Employment and Housing Act, the California Labor Code, claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the California Family Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit

Protection Act, the Sarbanes-Oxley Act, all as they may have been amended from time to time, claims for misclassification, and claims for violation of common law or any other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation for employment.
13.2
Claims Not Covered By this Agreement. Claims for workers’ compensation, unemployment insurance, claims for injunctive relief, and claims under California Private Attorneys General Act of 2004, as amended, are not covered by this Agreement. Nothing in this Agreement is intended to prevent Employee from filing an administrative claim with the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing. Moreover, both Employee and the Company may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or enforce and arbitration award.
13.3
Arbitration Rules and Procedures. The arbitration is to be conducted in or near the city in which Employee is or was last employed by the Company by JAMS, Inc. (“JAMS”) or its successors before a mutually selected single neutral arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Employee upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions on which the award was based and a statement of the award. Employee and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. To the maximum extent permitted by applicable law, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. BOTH EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, THEY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law (that is, costs that are unique to arbitration) and shall pay the arbitrator’s fee. Employee and the Company will pay for their own costs that are not unique to arbitration, including their own attorneys’ fees and costs such as, without limitation, costs to subpoena witnesses and/or documents, take depositions and purchase transcripts of hearings or deposition, to copy, facsimile or messenger documents, etc. Any dispute as to whether a cost is unique to arbitration will be exclusively resolved by the arbitrator. Both Employee and the Company have the right to be represented by legal counsel at any arbitration proceeding. The arbitration proceedings will be confidential to the extent permitted by law. Employee and the Company will maintain all information and documents exchanged in connection with and in the course of the arbitration as confidential, except to the extent the disclosure of such information or documentation is necessary to enforce any award or challenge any award as permitted by the applicable law.
13.4
No Change in At-Will Employment. This agreement to arbitrate claims is not a contract of employment, expressed or implied, and Employee and the Company acknowledge that Employee’s employment with the Company is at-will and that this agreement does not change the “at-will” status of Employee’s employment. BOTH EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE TERMS OF SECTION 13, AGREEMENT TO ARBITRATE CLAIMS, AND AGREE TO BE BOUND BY ITS TERMS.
14.
General Provisions.
14.1
Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email upon confirmation of receipt) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.
14.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Company and Employee.
14.3
Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
14.4
Complete Agreement. This Agreement, together with the Proprietary Agreement and the Prior Equity Documents (each of which are separate agreements that are governed by their own terms and conditions), constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Employee’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any agreement, promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreement, promises, warranties or representations (including but not limited to the Prior Agreement). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.
14.5
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6
Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
14.7
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of Employee’s duties hereunder and Employee may not assign any of Employee’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
14.8
Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.
14.9
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
14.10
Clawbacks. The payments to Employee pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it has or may in the future adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
14.11
Company Policies. Employee shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.

In Witness Whereof, the Company and Employee have executed this Agreement to become effective as of the Effective Date written above.

Atara Biotherapeutics, Inc.

By: /s/ William K. Heiden

William K. Heiden

Authorized Board Member

Employee

/s/ AnhCo “Cokey” Thieu Nguyen

AnhCo “Cokey” Thieu Nguyen